Exhibit 99.1

THE J. M. SMUCKER COMPANY ANNOUNCES EXTENSION OF EXCHANGE OFFER

ORRVILLE, Ohio, September 30, 2015 – The J. M. Smucker Company (NYSE: SJM) (the “Company”) today announced that it has extended its offer (the “Exchange Offer”) to exchange up to (i) $500,000,000 of its 1.750% Notes due 2018 for an equal principal amount of its outstanding 1.750% Notes due 2018, (ii) $500,000,000 of its 2.500% Notes due 2020 for an equal principal amount of its outstanding 2.500% Notes due 2020, (iii) $400,000,000 of its 3.000% Notes due 2022 for an equal principal amount of its outstanding 3.000% Notes due 2022, (iv) $1,000,000,000 of its 3.500% Notes due 2025 for an equal principal amount of its outstanding 3.500% Notes due 2025, (v) $650,000,000 of its 4.250% Notes due 2035 for an equal principal amount of its outstanding 4.250% Notes due 2035, and (vi) $600,000,000 of its 4.375% Notes due 2045 for an equal principal amount of its outstanding 4.375% Notes due 2045. The Exchange Offer, previously scheduled to expire at 5:00 p.m., New York City time, on September 29, 2015, will now expire at 5:00 p.m., New York City time, on October 7, 2015, unless further extended by the Company. All other terms and conditions of the Exchange Offer will remain in full force and effect. The terms and conditions of the Exchange Offer are set forth in the Prospectus dated August 24, 2015 (the “Prospectus”), filed with the U.S. Securities and Exchange Commission, and the related Letter of Transmittal. Questions relating to the procedure for tendering, as well as requests for additional copies of the Prospectus and the Letter of Transmittal, may be directed to the Exchange Agent, U.S. Bank National Association, Attention: Corporate Actions, 111 Fillmore Avenue, St. Paul, MN 55107-1402, Telephone: (800) 934-6802.

As of 5:00 p.m., New York City time, on September 29, 2015, approximately (i) $500,000,000 in aggregate principal amount of the 1.750% Notes due 2018, or 100% of the outstanding notes, (ii) $499,645,000 in aggregate principal amount of the 2.500% Notes due 2020, or 99.93% of the outstanding notes, (iii) $400,000,000 in aggregate principal amount of the 3.000% Notes due 2022, or 100% of the outstanding notes, (iv) $1,000,000,000 in aggregate principal amount of the 3.500% Notes due 2025, or 100% of the outstanding notes, (v) $650,000,000 in aggregate principal amount of the 4.250% Notes due 2035, or 100% of the outstanding notes, and (vi) $600,000,000 in aggregate principal amount of the 4.375% Notes due 2045, or 100% of the outstanding notes, had been validly tendered and not withdrawn in the Exchange Offer, including by means of guaranteed delivery.

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to sell, any securities. The Company is making the Exchange Offer only by, and pursuant to the terms of, the Prospectus and the related Letter of Transmittal. The complete terms and conditions of the Exchange Offer are set forth in the Prospectus and the Letter of Transmittal. Holders are urged to read these documents carefully.

About The J. M. Smucker Company

For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America with projected annual net sales of approximately $8 billion. In consumer foods and beverages, its brands include Smucker’s®, Folgers®, Jif®, Dunkin’ Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick’s®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC, and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin’ Donuts® coffee or other products for sale in Dunkin’ Donuts® restaurants.

CONTACT: The J. M. Smucker Company, (330) 682-3000, Investors: Aaron Broholm, Director, Investor Relations or Media: Maribeth Burns, Vice President, Corporate Communications